SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
         Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant   [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                  STONE CONTAINER CORPORATION
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant) :

UNITED PAPERWORKERS INTERNATIONAL UNION

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6(i)(4) and 0-11.

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applies:

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offsetting fee was paid previously.  Identify the previous filing
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
                   PRELIMINARY PROXY STATEMENT

United Paperworkers International Union
P.O. Box 1475
Nashville TN 37202
Attn: Mark Brooks
(615) 834-8590 tel.
(615) 333-6667 fax

SHAREHOLDER SOLICITATION FOR
ALTERNATIVE CANDIDATE FOR
BOARD OF DIRECTORS at
STONE CONTAINER CORP.
Annual Meeting of Shareholders
May 13, 1997
10:30am (tent).
Amoco Oil Bldg. 80th fl.
200 E. Randolph
Chicago IL

Dear Fellow Stone Container shareholder:

     Former New York Lieutenant-Governor Stan Lundine is running for the Company's board of directors. He has not been nominated by the incumbent board. We urge you to support his candidacy.

     The Company's board currently consists of 14 members, 6 of whom are members of the Stone family (even though as of April 1996, the family owned only 12.5% of the stock). Roger Stone is the Company's Chairman and CEO. Three of the 6 directors on the Board's Executive Committee are Stone family members.

     We believe Lundine will be more independent of management and more open to new ideas. He served as Lt. Governor of the State of New York from 1987-94. He was a Congressman from New York from 1976-87. Lundine is now a director of National Forge Co. and U.S. Investigation Services, Inc. He is also an attorney and arbitrator in private practice. He is 58 years of age. He is a director of the Fredonia College Foundation, Work in America Institute, and Terry Sanford Institute of Public Policy at Duke University. He has been the chair of the Worker Ownership Institute in Pittsburgh PA since 1995, which provides services to employee-owned companies and affiliated unions. He has been a director of the East-West Parliamentary Practice Project in the Netherlands since 1995. He is the coordinator of the Chatauqua County (NY) Health Network since 1996 (a consortium of 4 hospitals and their physicians). He was a Visiting Professor at the Alfred University School of Business in 1995-96.

     The New York Times said of his role in the State Capitol: "he has quietly built a reputation as a leader who knows how to build consensus on issues that cross partisan and ideological lines." The best-selling author Michael Maccoby featured Lundine in his book The Leader: A New Face for American Management (1981). [FN*] Copies of these publications are available upon request from UPIU at the phone and address above.

[FN*: None of the organizations, publications or authors cited herein are participants in this proxy solicitation, nor have they been consulted about the citations herein.]

     We feel Lundine can help the Company improve its performance. For the 1st nine months of 1996, the Company's net loss applicable to common shares was $45,800,000 million, contrasted to its net profit of $169,800,000 million in the same period of 1995. As for previous years:
                                   1993      1994      1995

Net income (loss) in million $     (359)     (205)     256

     Lundine's candidacy gives shareholders an opportunity to vote for a highly-qualified director independent of management, rather than settling for the Board's own hand-picked candidates.

STONE CONTAINER'S BOARD OF DIRECTORS:

     Six directors are members of the Stone family: Roger Stone, CEO; Ira Stone, Sr. V.P.; Alan Stone, retired Sr. V.P. and now consultant to the Company; Richard Raskin, attorney and Jerome Stone's son-in-law; Avery Stone, Pres. of IDC Mgt. Co.; and James Stone, Pres. Stone Mgt. Corp.

     The 8 remaining directors consist of 4 chairmen of other corporations, 2 retired corporate chairs, and 1 CFO. They are:
William Aldinger III, CEO/Chair, Household Int'l; Richard Giesen, CEO/Chair, Continental Glass & Plastic; James Glasser, Chair, GATX Corp.; Jack Greenberg, CFO, McDonalds; George Kennedy, Former Chair, Mallinckrodt Group; Howard Miller, business consultant; John Nichols, former Chair, Illinois Tool Works.

     The above information is the most current we have (as of 4/14/96). The Company advises us that Messrs. Kennedy and Miller are retiring from the Board, but declined to reveal who the nominees would be for election this year. We incorporate by reference herein the additional information about directors and stock ownership of management and directors in the company's 1996 proxy statement, a copy of which is available by contacting us at the address or phone above. More current information will appear in the Company's upcoming proxy statement.

SHAREHOLDER PROPOSAL RE: BOARD COMPOSITION

     We made the following proposal to the Company pursuant to SEC
Rule 14a-8:

RESOLVED, that the shareholders of Stone Container Corporation direct the Board of Directors to amend the bylaws to provide that no more than one-third of the members of the Board or any committee thereof may be related by blood or marriage.

     Management responded by proposing that, subject to board approval, it would agree to reduce the number of Stone family directors to three by the 1999 annual meeting if we withdrew this proposal. This was agreeable to us but we have not yet heard back as to whether the board has approved. If no agreement is reached, we believe the proposal and supporting statement will appear in the company's proxy card.

VOTING PROCEDURE AND VOTING RIGHTS

     We do not know whether management will list Mr. Lundine as a candidate in the proxy card it will be sending you shortly. If that card does not include his name, but you still wish to support Mr. Lundine, we suggest you write in his name. In addition, we will be distributing our own proxy card listing Lundine as a candidate once the Company has released the information we need to prepare such a card.
     At the annual meeting, 14 directors are to be elected, with each stockholder entitled to cumulate his votes. Under cumulative voting, each share of stock carries 14 votes and these can all be voted for one candidate or distributed among any number of candidates (up to 14), as the shareholder sees fit. If a quorum is present, the 14 candidates receiving the greatest number of votes will be elected.
     The proposal is intended as a bylaw amendment, thus requiring the affirmative vote of a majority of outstanding stock in order to go into effect. The record date for eligibility to vote is March 31, 1997. You may revoke your vote at any time by (1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting. The Company's offices are at 150 N. Michigan Ave., Chicago IL 60601-7568; tel. (312) 346-6600. We incorporate herein by reference the discussion in the Company's 1996 proxy statement of voting requirements and outstanding securities, available upon request from us. More current information will be contained in the Company's upcoming proxy statement.

     Our staff will keep all cards we receive confidential until the meeting, at which point they must be presented to the company's tabulator in order to be counted.

SOLICITATION

     We do not intend to hire specially-engaged proxy solicitors but will use our regular staff. We will solicit proxies by mail, telephone, and fax. The participants in this solicitation are United Paperworkers International Union (UPIU), which owns 302 shares of Company common stock, and its staff (none of which own stock on their own).* The costs of solicitation (expected to be $5000) will be borne by UPIU. Mr. Lundine has not worked for UPIU, nor received any compensation from UPIU. He has no arrangements with UPIU about his conduct as director if elected, about future transactions involving the Company, nor regarding future employment by the Company.
     Neither Lundine nor UPIU have any understandings or arrangements with any person with respect to the Company's securities. UPIU represents about 8670 out of the Company's unionized U.S. workforce of about 14,000. We feel our members' job security depends in part on improving the Board's performance. The Company reported employing as of 12/95 about 21,700 in the US and 4200 in foreign operations. All UPIU-represented employees are currently working under contracts. UPIU and the Company regularly engage in negotiations over successor contracts at different facilities and currently are doing so for the Panama City and Florence facilities (totalling about 700 members). UPIU is not currently engaged in any strike, boycott nor active organizing of any of the Company's non-union employees. Mr. Lundine does not currently own any shares of stock. His business address is Sotir & Goldman, 8 East Fourth St., P.O. Box 3050,
Jamestown NY 14702-3050.

* UPIU began acquiring Company stock in 1984. Its transactions in the last two years consist of acquiring 149 shares on 5/26/95, and acquiring approximately 2 shares at various unknown dates through dividend reinvestment.

PROPOSALS FOR FUTURE MEETINGS

     The deadline for shareholders to submit proposals for inclusion in the Company's proxy statement pursuant to Rule 14a-8 for the 1998 annual meeting will be approximately 12/15/97 (the exact deadline will appear in the Company's upcoming proxy statement).

EXECUTIVE COMPENSATION

     In 1995, CEO Roger Stone received a salary of $790,000 and options for 201,700 shares. We incorporate herein by reference the information on these matters contained in last year's proxy statement. Copies are available by contacting us at the address or phone above. More current information will be contained in management's upcoming proxy statement.

VOTE STAN LUNDINE FOR THE STONE CONTAINER BOARD OF DIRECTORS.
VOTE FOR THE PROPOSAL LIMITING FAMILY TIES ON THE BOARD.